Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements:

•	Registration Statement (Form S-8 No. 333-217002) pertaining to the Axsome Therapeutics, Inc. 2015 Omnibus Incentive Compensation Plan,
•	Registration Statement (Form S-8 No. 333-208579) pertaining to the Axsome Therapeutics, Inc. 2015 Omnibus Incentive Compensation Plan, and
•	Registration Statement (Form S-3 No. 333-214859) of Axsome Therapeutics, Inc. and in the related Prospectus;

of our report dated March 7, 2018, with respect to the consolidated financial statements of Axsome Therapeutics, Inc. included in this Annual Report (Form 10-K) of Axsome Therapeutics, Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

New York, NY
March 7, 2018